EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

                  COMMSCOPE REPORTS FIRST QUARTER RESULTS;
          EARNINGS OF $0.32 PER SHARE ON REVENUES OF $217 MILLION
          -------------------------------------------------------

HICKORY, NC -- (APRIL 24, 2001) CommScope, Inc. (NYSE: CTV), a world leader in the manufacture of broadband and high-performance communication cables, today announced first quarter sales and earnings per share for the period ended March 31, 2001. Diluted earnings per share were $0.32 in this year's first quarter compared to $0.32 per diluted share in the first quarter of 2000. Earnings for the current quarter include charges of approximately $0.01 per share related to previously announced layoffs.

Sales for the first quarter increased 7% to $217.4 million, compared to $203.9 million in the first quarter of 2000. This performance was primarily driven by sales of broadband cable for Hybrid Fiber Coax (HFC) applications. Domestic sales rose to $155.7 million, up approximately 1% from the first quarter of 2000. International sales rose to $61.7 million for the current quarter, up approximately 23% year over year.

Orders booked in the first quarter were $186.4 million, down 31% from the first quarter of 2000 and down 9% sequentially. Orders reflect a significant slowdown in both domestic and international markets.

Chairman and Chief Executive Officer Frank M. Drendel said, "Challenging economic conditions continue to affect worldwide capital spending for communications networks. Until we see clear signs of a recovery, we intend to closely manage cost and continue reviewing our capacity plans."

Net income for the current quarter was $16.6 million, compared to $16.7 million in the first quarter of 2000.


OTHER FIRST-QUARTER HIGHLIGHTS
------------------------------

o Broadband/Video sales worldwide increased 15% year over year to approximately $170.1 million for the current quarter led by strong sales of fiber optic cable. Domestic Broadband/Video sales rose approximately 11% year over year. International sales were $61.7 million, up 23% year over year and essentially equal to fourth quarter 2000 levels. Sales were particularly strong to the Latin American market.

"The long-term potential of the Latin American market was a key reason we decided to open a facility in Brazil for wired and wireless cable products," noted Drendel.

o Local Area Network (LAN) sales were $24.1 million in the current quarter compared to $24.8 million in the same period last year. LAN sales rose 64% sequentially.

"During the fourth quarter of 2000, we laid a solid foundation for the improvement in our LAN business," said Drendel. "In addition, we believe the stronger strategic partnership with the Siemon Company has improved our ability to provide world-class network cabling infrastructure solutions to customers across the United States."

o Wireless and Other Telecom sales were $23.2 million in the current quarter, compared to approximately $31.5 million in the same period last year. Sales of Other Telecom products declined due primarily to lower capital spending for telephone central office applications and increasing competitive pressures. Sales of Wireless products weakened due primarily to the slowdown in domestic wireless infrastructure spending. However, wireless order trends improved significantly during March.

o Total Company gross margin for the first quarter was approximately 24.3%, down approximately 1.4 percentage points from the first quarter of 2000 and down approximately 3.2 percentage points sequentially. The sequential decline in gross margin resulted primarily from lower sales volumes and shifting product mix. Operating margin was approximately 12.9%.

o In response to market conditions, the Company took steps to align its work force with customer demand and eliminated approximately 500 permanent positions or about 13% of its workforce during the first quarter.

OUTLOOK
-------
As a result of challenging market conditions and continued softness in demand, the Company expects that its second quarter revenue will range from flat to down 10% sequentially.

"We do not have good visibility regarding our performance for the remainder of 2001," said Drendel. "However, over the longer term we believe that our superior portfolio of products, strong cash flow and excellent balance sheet will help us emerge from the current downturn strongly positioned to participate in the construction of communications networks around the world."

CONFERENCE CALL INFORMATION
---------------------------
The Company plans to hold a telephonic conference call to discuss first quarter results today at 5:00 p.m. Eastern Time. To participate in the conference call, all participants should dial 212-896-6091. Please plan to dial in about 10 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available at http://www.videonewswire.com/COMMSCOPE/042401/.

If you are unable to participate in the call and would like to hear a telephonic replay, you may dial 800-633-8284. International callers should dial 858-812-6440 for the replay. The replay ID is 18440382. The replay will be available through Thursday, April 26, 2001. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coax (HFC) applications and is a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

This press release contains forward-looking statements regarding first-quarter earnings and outlook that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the ability of the company to implement cost reductions in a timely manner and the success of those actions, worldwide economic conditions, telecommunications industry capital spending, expected demand from AT&T and others, excess capacity, changes in cost and availability of key raw materials, successful implementation of the bimetals operation and other vertical integration activities, pricing and acceptance of CommScope's products, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, industry competition, ability of our customers to secure adequate financing, regulatory changes affecting our industries and other factors. For a more detailed description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.


CONTACTS:
PHIL ARMSTRONG                      BETSY LAMBERT, APR
INVESTOR RELATIONS                  MEDIA RELATIONS
(828) 323-4848                      (828) 323-4873

                                  #######

                              COMMSCOPE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
      (UNAUDITED--IN THOUSANDS, EXCEPT NET INCOME PER SHARE AMOUNTS)




                                                 Three Months Ended
                                                      March 31,
                                              -----------------------
                                                 2001         2000
                                              ----------   ----------
Net sales                                     $  217,360   $  203,939
                                              ----------   ----------
Operating costs and expenses:
  Cost of sales                                  164,566      151,586
  Selling, general and administrative             21,966       18,397
  Research and development                         1,480        3,638
  Amortization of goodwill                         1,342        1,343
                                              ----------   ----------
    Total operating costs and expenses           189,354      174,964
                                              ----------   ----------
Operating income                                  28,006       28,975
Other income (expense), net                          175          (15)
Interest expense                                  (2,022)      (2,388)
Interest income                                      158          392
                                              ----------   ----------
Income before income taxes                        26,317       26,964
Provision for income taxes                        (9,738)     (10,237)
                                              ----------   ----------
Net income                                    $   16,579   $   16,727
                                              ==========   ==========

Net income per share:
  Basic                                       $     0.32   $     0.33
  Assuming dilution (a)                       $     0.32   $     0.32

Weighted average shares outstanding:
  Basic                                       $   51,315   $   50,935
  Assuming dilution (a)                       $   52,028   $   52,500


(a)  Calculation of net income per share,
       assuming dilution:
       Net income (basic)                     $   16,579   $   16,727
       Convertible debt add-back *                     -            -
                                              ----------   ----------
         Numerator (assuming dilution)        $   16,579   $   16,727
                                              ==========   ==========

       Weighted average shares (basic)            51,315   $   50,935
       Dilutive effect of:
         Stock options                               713        1,565
         Convertible debt *                            -            -
                                              ----------   ----------
         Denominator (assuming dilution)          52,028       52,500
                                              ==========   ==========

       *On December 15. 1999, the Company issued $172.5 million in convertible notes, which are convertible into shares of common stock at a converison rate of 2O.7512 shares per $1,000 principal amount. The effect of the assumed conversion of these notes was excluded from the calculation of net income per share, assuming dilution, for the three months ended March 31, 2001 and 2000 because it would have been antidilutive in both periods.

                              COMMSCOPE, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                (UNAUDITED)
                                                 March 31,     December 31,
                                                   2001            2000
                                               ------------    ------------
                                  ASSETS

Cash and cash equivalents                       $    7,045     $    7,704
Accounts receivable, less allowance
  for doubtful accounts of $11,062
  and $9,187, respectively                         181,589        197,536
Inventories                                         61,956         63,763
Prepaid expenses and other current assets            2,506          3,364
Deferred income taxes                               17,608         17,296
                                                ----------     ----------
      Total current assets                         270,704        289,663

Property, plant and equipment, net                 263,744        251,356
Goodwill, net of accumulated amortization
  of $55,469 and $54,140, respectively             155,328        156,685
Other intangibles, net of accumulated
  amortization of $35,452 and $34,796,
  respectively                                      13,313         13,969
Other assets                                         9,501          9,509
                                                ----------     ----------
      Total Assets                              $  712,590     $  721,182
                                                ==========     ==========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                $   35,947     $   39,958
Other accrued liabilities                           47,626         38,481
Current portion of long-term debt                    2,634          2,120
                                                ----------     ----------
  Total current liabilities                         86,207         80,559

Long-term debt, less current portion               193,836        225,316
Deferred income taxes                               24,317         24,006
Other noncurrent liabilities                        17,765         16,781
                                                ----------     ----------
      Total Liabilities                            322,125        346,662

Commitments and contingencies

Stockholders' Equity:
  Preferred stock, $.01 par value; Authorized
    shares: 20,000,000;
    Issued and outstanding shares: None at
      March 31, 2001 and December 31, 2000              --             --
  Common stock, $01 par value; Authorized
    shares: 300,000,000:
    Issued and outstanding shares: 51,370,195
      at March 31, 2001; 51,263,703 at
      December 31, 2000                                514            513
  Additional paid-in capital                       177,449        175,803
  Retained earnings                                217,381        200,802
  Accumulated other comprehensive loss              (4,879)        (2,598)
                                                ----------     ----------
      Total Stockholders' Equity                   390,465        374,520
                                                ----------     ----------
      Total Liabilities and
        Stockholders' Equity                    $  712,590     $  721,182
                                                ==========     ==========